Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective amendment no.1 to form S-3 on Form S-1, Registration Statement (No. 333-212433), of Tecogen Inc. of our report dated March 12, 2020, relating to the consolidated financial statements of Tecogen Inc., appearing in the Annual Report on Form 10-K of Tecogen Inc. for the year ended December 31, 2019.

/s Wolf & Company P.C

Boston, Massachusetts
March 12, 2021